                           ON TECHNOLOGY CORPORATION
                             ONE CAMBRIDGE CENTER
                              CAMBRIDGE, MA 02142

Dear Stockholder:

  The Annual Meeting of Stockholders (the "Meeting") of ON Technology Corporation (the "Company") will be held at Fleet National Bank, 75 State Street, Boston, Massachusetts at 10:00 a.m., Eastern Daylight Time, on Thursday, April 30, 1998.

  At the Meeting, you will be asked to consider and vote upon the election of a director to serve until the annual meeting in the year 2001, to approve an amendment to the Company's 1992 Employee and Consultant Stock Option Plan (the "Stock Option Plan") to increase the number of shares available under the Stock Option Plan from 3,300,000 shares to 3,800,000 shares, and to ratify the Board of Directors' selection of Arthur Andersen LLP as the Company's independent auditors.

  In the material accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a Proxy Statement relating to the actions to be taken by the Company's stockholders at the Meeting and a Proxy. The Proxy Statement more fully describes and includes information about the matters for consideration at the Meeting.

  All stockholders are cordially invited to attend the Meeting in person. However, whether or not you plan to attend the Meeting, please complete, sign, date and return your Proxy in the enclosed envelope. If you attend the Meeting, you may vote in person as you wish, even though you have previously returned your Proxy. It is important that your shares be represented and voted at the Meeting.

                                          Sincerely,

                                          /s/ Herman Delatte

                                          Herman DeLatte
                                          President and Chief Executive
                                           Officer

                           ON TECHNOLOGY CORPORATION
                             ONE CAMBRIDGE CENTER
                        CAMBRIDGE, MASSACHUSETTS 02142

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 30, 1998

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of ON Technology Corporation, a Delaware corporation (the "Company"), which will be held at Fleet National Bank, 75 State Street, Boston, Massachusetts at 10:00 a.m., Eastern Daylight Time, on Thursday, April 30, 1998, for the following purposes:

    1. To elect one Class III director to serve until the Company's Annual Meeting of Stockholders in 2001 and until his successor is duly elected and qualified;

    2. To approve and ratify an amendment to the Company's 1992 Employee and Consultant Stock Option Plan (the "Stock Option Plan") to increase the number of shares authorized for issuance under the Stock Option Plan from 3,300,000 shares to 3,800,000 shares;

    3. To ratify the selection of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998; and

    4. To transact such other business that may properly come before the Meeting or any postponement or adjournment thereof.

  Stockholders of record at the close of business on March 6, 1998 are entitled to notice of, and to vote at, this Annual Meeting of Stockholders and any postponement or adjournment thereof. For ten days prior to this Annual Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal offices of the Company.

                                          By Order of the Board of Directors

                                          /s/ John M. Bogdan

                                          JOHN M. BOGDAN
                                          Secretary

Cambridge, Massachusetts
March 30, 1998

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. BY RETURNING YOUR PROXY CARD, YOU WILL ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, VOTE YOUR SHARES IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           ON TECHNOLOGY CORPORATION
                             ONE CAMBRIDGE CENTER
                        CAMBRIDGE, MASSACHUSETTS 02142

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at Fleet National Bank, 75 State Street, Boston, Massachusetts, at 10:00 a.m., Eastern Daylight Time, on Thursday, April 30, 1998, and at any adjournment thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying proxy card are being mailed on or about March 30, 1998, to the stockholders of record as of the close of business on March 6, 1998 (the "Record Date").

                              GENERAL INFORMATION

SOLICITATION OF PROXIES

  The cost of soliciting proxies from stockholders will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or employees of the Company.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked in writing (including by delivery of a later dated proxy) or in person by notifying the Secretary of the Meeting, in writing, at any time prior to the voting of the proxy.

VOTING OF PROXIES

  If the enclosed proxy card is properly executed and returned to the Company, all shares represented thereby will be voted as indicated therein. If a proxy is returned without instructions it will be voted FOR the nominee named therein, FOR the approval of the amendment to the Stock Option Plan and FOR the ratification of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998.

VOTING RIGHTS AND OUTSTANDING SHARES

  On the Record Date there were 12,226,920 outstanding shares of Common Stock (excluding 15,000 shares held in treasury), which is the only class of stock outstanding and entitled to vote at the Meeting. The holders of such shares will be entitled to cast one vote for each share held of record as of the Record Date. On the Record Date, the closing sales price of the Common Stock on the Nasdaq National Market was $1.59375 per share.

  The holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy will be counted for purposes of determining whether a quorum exists at the Meeting.

  The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote is required to approve the amendment to the Stock Option Plan and to ratify the selection of Arthur Andersen LLP as the Company's independent auditors. Abstentions and shares held by brokers that are present, but not voted because the brokers do not have the discretionary authority to vote such shares as to a particular matter, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

  The following table sets forth, as of March 6, 1998, certain information relating to the beneficial ownership of Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock;
(ii) each director of the Company; (iii) the Company's current Chief Executive Officer, former Chief Executive Officer and each of the five other most highly compensated executive officers of the Company serving as of December 31, 1997, as well as two former highly compensated executive officers of the Company whose employment was terminated prior to December 31, 1997 (collectively, the "Named Executive Officers"); and (iv) the directors and Named Executive Officers of the Company as a group:

                                           NUMBER OF SHARES      PERCENT OF
        NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED(1) COMMON STOCK(2)
        ------------------------         --------------------- ---------------
Herman DeLatte..........................         175,000            1.40%
Christopher A. Risley(3)................       1,326,524            10.59
Loren K. Platzman(4)....................         993,479             7.93
Charles River Partnership VI(5).........         701,846             5.61
c/o Charles River Ventures, Inc.
1000 Winter Street, Suite 3300
Waltham, MA 02154
T. Chad Roll(6).........................          69,954              *
John A. Rizzi...........................          44,500              *
Edward W. Green(6)......................          19,000              *
John M. Bogdan(7).......................          87,017              *
Ivan J. O'Sullivan(8)...................         281,199             2.25
James A. Batson.........................           5,000              *
Roy T. Sanford(6).......................           6,000              *
R. Stephen Cheheyl(9)(10)...............          28,716              *
Brian T. Horey(9)(10)(11)...............         434,752             3.47
William C. Hulley(9)(10)(12)............         497,626             3.97
Michael J. Zak(5)(9)(10)................         645,837             5.16
All directors and executive officers as
 a group (13 persons)(13)...............       3,621,125            28.92

--------
   * Less than 1%
 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
 (2) The percentages shown in this column are calculated from the 12,226,920 shares of Common Stock actually outstanding on March 6, 1998 (excluding 15,000 shares held in treasury), in addition to 294,724 options held by the persons set forth in this table that are issuable within 60 days from March 6, 1998.

 (3) Includes 286,195 shares of Common Stock held by The Risley Family Limited Partnership (the "RFLP"). Mr. Risley is a general partner of the RFLP, in which he holds a 1% general partnership interest. As the general partner, he has sole voting and investment control over the shares of Common Stock held by the RFLP. The Risley Children's Trust (the "Risley Trust"), an irrevocable trust for the benefit of Mr. Risley's children, is the limited partner of the RFLP. Mr. Risley has no investment or voting control over the Risley Trust and disclaims beneficial ownership of the Risley Trust's 99% limited partnership interest in the RFLP.
 (4) Includes 300,000 shares held by Platzman Family Investments L.L.P. and 100,000 shares held by the Loren Platzman and Kathleen Platzman Charitable Remainder Unitrust.
 (5) Includes 529,538 shares of Common Stock held by Charles River Partnership VI, 93,445 shares of Common Stock held by Charles River Partnership VI-A, an affiliate of Charles River Partnership VI, 9,138 shares held by Michael J. Zak, 26,184 shares held by John T. Neises, 29,825 shares held by Richard M. Burnes, Jr. and 13,716 shares issuable upon the exercise of options held by Mr. Zak. See Notes 9 and 10. Michael J. Zak is a director of the Company and a general partner of Charles River Partnership VI and Charles River Partnership VI-A. Richard M. Burnes, Jr. and John T. Neises are also general partners of the general partner of Charles River Partnership VI and Charles River Partnership VI-A. Charles River Partnership VI disclaims beneficial ownership of the shares held by Charles River Partnership VI-A and the shares held by Messrs. Zak, Burnes and Neises. Charles River Partnership VI-A disclaims beneficial ownership of the shares held by Charles River Partnership VI and the shares held by Messrs. Zak, Burnes and Neises. Messrs. Zak, Burnes and Neises each disclaim beneficial ownership with respect to the shares held by Charles River Partnership VI and VI-A, except to the extent of his respective proportionate pecuniary interest therein, and each also disclaims beneficial ownership with respect to shares held by each of the other general partners.
 (6) All shares are issuable upon the exercise of options.
 (7) Includes 67,919 shares issuable upon exercise of options.
 (8) Includes 76,987 shares issuable upon the exercise of options.
 (9) Includes 9,166 shares issuable upon exercise of options received under the Company's 1995 Directors Stock Option Plan.
(10) Includes 4,550 shares issuable upon the exercise of options under the Company's 1992 Employee and Consultant Stock Option Plan.
(11) Includes 421,036 shares of Common Stock directly held by Lawrence, Tyrrell, Ortale & Smith II, L.P. ("LTOS"). Also includes 13,716 shares issuable upon the exercise of options ("option shares") held by Mr. Horey. See Notes 9 and 10. Mr. Horey, a director of the Company, is a general partner of LTOS II Partners, the general partner of LTOS. Pursuant to Mr. Horey's partnership agreement with LTOS, LTOS has a beneficial interest in such option shares.
(12) Consists of 483,910 shares of Common Stock held directly by The P/A Fund, L.P. William C. Hulley, a director of the Company, is a general partner of Adams Capital Management, Inc., a managing partner of The P/A Fund, L.P. Mr. Hulley disclaims beneficial ownership of the shares held by The P/A Fund, L.P. Mr. Hulley assigned all options he received pursuant to the Company's Director Stock Option Plan and pursuant to the Company's 1992 Employee and Consultant Stock Option Plan to The P/A Fund, L.P. and, accordingly, disclaims beneficial ownership with respect to shares issuable upon the exercise of such options. See Notes 9 and 10.
(13) Includes an aggregate of 294,724 shares of Common Stock issuable pursuant to options exercisable within 60 days from March 6, 1998. Includes 1,824,978 shares held by affiliates of certain officers and directors of the Company with respect to which such officers and directors disclaim beneficial ownership.

                             ELECTION OF DIRECTORS

                                 (PROPOSAL I)

  The Company has a classified Board of Directors consisting of two Class I Directors, two Class II directors and two Class III directors. The Class I, Class II and Class III directors currently serve until the annual meetings of stockholders to be held in 1999, 2000 and 1998, respectively, and until their respective successors are duly elected and qualified. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring.

  The term of office for both Class III directors is currently expiring and, for personal reasons, Mr. Cheheyl has decided not to seek reelection to the Company's Board of Directors. Only one nominee for director has been recommended for election at the Meeting. The persons named in the proxy will vote to elect as director Mr. Risley, unless the proxy is marked otherwise. In accordance with the Company's Articles and the By-laws, as well as applicable Delaware law, the vacant Class III directorship may be filled without a vote of the Company's stockholders by a majority of the directors then in office.

  The Class III director will be elected to hold office until the Annual Meeting of Stockholders in 2001 and until his successor is duly elected and qualified. The nominee has indicated his willingness to serve, if elected; however, if the nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                         IN FAVOR OF THE NAMED NOMINEE

BOARD OF DIRECTORS

  The table below sets forth for the current directors, including the Class III nominee to be elected at this Meeting, certain information with respect to age and background.

                                       DIRECTOR
NAME                               AGE  SINCE   POSITION WITH THE COMPANY
----                               --- -------- -------------------------
Class I Directors:
William C. Hulley.................  39   1994   Director, Chairman of the Board
Herman DeLatte....................  43   1997   President, CEO and Director
Class II Directors:
Michael J. Zak....................  44   1992   Director
Brian T. Horey....................  38   1993   Director
Nominee for Class III Director
 to be elected at the
 Annual Meeting:
Christopher A. Risley.............  48   1985   Director

EXECUTIVE OFFICERS

  The executive officers of the Company as of March 6, 1998 are as follows:

NAME                             AGE POSITION WITH THE COMPANY
----                             --- -------------------------
Herman DeLatte..................  43 President and Chief Executive Officer
John M. Bogdan..................  50 Chief Financial Officer, Chief Accounting
                                     Officer, Vice President, Finance, Treasurer
                                     and Secretary
Edward W. Green.................  55 Vice President, Groupware
Roy T. Sanford..................  43 Vice President, Marketing and Alliances

  On February 11, 1998, the Company consummated the sale of certain of its security products and related assets, pursuant to an Asset Purchase Agreement, to Elron Software, Inc. ("Elron"). In connection with the consummation of the sale, Messrs. O' Sullivan and Roll left their employment with the Company and began employment with Elron. The Company has not yet indentified qualified candidates to fill these vacancies.

BUSINESS EXPERIENCE OF OFFICERS, DIRECTORS AND NOMINEES FOR DIRECTOR

  Herman DeLatte has served as President and Director of the Company since September 1997 and as Chief Executive Officer of the Company since November 1997. Mr. DeLatte joined the Board of Directors of the Company to fill a vacancy left when Allan Wallack resigned as a Director. Prior to joining the Company, Mr. DeLatte was employed by Micrografx Inc. as Chief Operating Officer from September 1994 to May 1997 and as Vice President, Europe, from August 1991 to September 1994. From May 1997 to September 1997 Mr. DeLatte enjoyed some personal time.

  John M. Bogdan has served as Chief Financial Officer, Vice President, Finance and Secretary of the Company since October 1994; as Treasurer since May 1995 and Chief Accounting Officer since April 1996. From September 1986 to October 1994, Mr. Bogdan was Vice President, Finance, and Chief Financial Officer of Concord Communications, Inc., a data communications firm.

  Edward W. Green has served as Vice President, Groupware, of the Company since October 1997 and was Vice President, Engineering, from February 1997 to October 1997. Prior to joining the Company, Mr. Green served as a Vice President with Dataware Technologies, Inc., from December 1994 to February 1997 and as a Vice President at Infinium Software, Inc. from December 1991 to December 1994.

  Roy T. Sanford has served as Vice President, Marketing and Alliances, of the Company since April 1997. Prior to joining the Company, Mr. Sanford served as Director, Enterprise Alliance Program for EMC Corporation from September 1993 to April 1997. From July 1990 to September 1993 he served as Director of Integrating Products for Bull HN Information Systems, Inc. where he was responsible for product and industry marketing for domestic manufacturing and commercial industries.

  Christopher A. Risley served as President, Chief Executive Officer and as a Director of the Company from May 1985 through August 1997. Mr. Risley continues to serve as a Director of the Company. Prior to joining the Company, Mr. Risley served as a consultant in the areas of marketing, corporate strategies and United States acquisitions to large European companies.

  Brian T. Horey has been a director since June 1993. Mr. Horey has been a general partner of LSH Partners III, a venture capital partnership, since May 1995 and a general partner of Tontine Associates, L.L.C. since January 1998. He has also served as a general partner of the venture capital partnerships of LTOS II Partners and Lawrence Venture Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith II, L.P., and Lawrence, Tyrrell, Ortale & Smith, since July 1990 and December 1988, respectively. Mr. Horey is a Director of the New York New Media Association, Inc., a non-profit corporation.

  William C. Hulley has been a director since June 1994 and Chairman of the Board of Directors of the Company since July 1997. Mr. Hulley was employed from 1989 until 1994 by Fostin Capital Corp., a venture capital company, and has been a General Partner of Fostin Capital Partners since 1993. Mr. Hulley co-founded Adams Capital Management, Inc., a private venture capital company, in 1994 and is a Vice President and General Partner. Adams Capital Management is a managing partner of several venture capital partnerships, including The P/A Fund. Mr. Hulley is a director of several private companies and not-for-profit corporations.

  Michael J. Zak has been a director of the Company since July 1992. Mr. Zak has been employed by Charles River Ventures, Inc., a venture capital firm, since November 1991 and has been a general partner of the general partner of Charles River Partnership VI and VI-A since July 1993. Mr. Zak was Vice President of Marketing and Product Development at Concord Communications, Inc., a data communications firm, from March 1986 to October 1991.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established two standing committees, the Compensation Committee and the Audit Committee. The Board of Directors does not maintain a Nominating Committee or a committee performing similar functions. The Compensation Committee is comprised of three members of the Board of Directors: Messrs. Zak, Cheheyl and Horey. With Mr. Cheheyl's decision not to seek reelection to the Board of Directors, one vacancy will exist on the Compensation Committee that can be filled by the vote of the majority of the Board of Directors. The principal functions of the Compensation Committee are to review the Company's compensation programs and policies, to establish compensation for the Company's executive officers, to review and approve annual bonuses to be paid to such executive officers and to administer the stock option plans.

  The Audit Committee is comprised of three members of the Board of Directors:
Messrs. Risley, Horey and Hulley. The principal functions of the Audit Committee are to nominate the accounting firm to be appointed as the Company's independent certified public accountants and to review the plan and scope of the audit, the report of the audit upon its completion and the adequacy of the Company's internal accounting procedures and controls. The Audit Committee also maintains a continuing review of the nature and extent of all services provided to the Company by such accountants and evaluates their fees and the effects of such services upon their independence.

MEETINGS AND COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company receive a fee of $4,000 for attendance at each regular and special meeting of the Board of Directors, a fee of $2,000 for attendance at each meeting of the Audit or Compensation Committees if the director is a member of such committee, and a fee of $650 for attendance at each telephonic meeting of the Board of Directors or the Audit or Compensation Committees, if the director is a member of such committee. Each of Messrs. Zak, Horey, Hulley and Cheheyl elected during 1997, in lieu of cash for attendance at certain telephonic Board and committee meetings during 1997, to receive options to purchase 1,950 shares of Common Stock under the 1992 Employee and Consultants Stock Option Plan at an exercise price per share equal to $1 less then the fair market value of the Company's Common Stock on the date of grant. These options are fully exercisable. Directors who are not employees of the Company are additionally reimbursed for out-of-pocket expenses incurred in attending Board of Directors meetings and are eligible to receive options under the Company's 1995 Directors Stock Option Plan. Directors who are employees of the Company are not compensated for their service on the Board or any committee thereof. Mr. Risley has waived any fees he would be entitled to for his service as a director from the time his employment with the Company terminated through August 31, 1998. The Board of Directors met in person seven times and the Board of Directors, the Compensation Committee and the Audit Committee met by telephonic means six, five and four times, respectively, during 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied, except that Ivan O'Sullivan, a former executive officer of the Company, failed to file a Form 4 on or prior to June 10, 1997, to reflect one sale transaction during May 1997. Such required filing was made on June 25, 1997.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table sets forth information with respect to the compensation, for the last three fiscal years, of the Company's current and past Chief Executive Officers, each of the five other most highly compensated executive officers who received compensation in excess of $100,000 during fiscal year 1997 and were employed by the Company as of December 31, 1997, and two other highly compensated executive officers who received compensation in excess of $100,000 during fiscal year 1997 but were no longer employed by the Company as of December 31, 1997.

                                  ANNUAL COMPENSATION
                                  --------------------
                                                        LONG-TERM
                                                       COMPENSATION
                                                        SECURITIES      ALL
                                                        UNDERLYING     OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($) OPTIONS (#)  COMPENSATION
---------------------------  ---- ---------- --------- ------------ ------------
Herman DeLatte(1)........... 1997  $83,333    $62,500    375,000           --
 President and Chief Execu-
  tive Officer               1996      --         --         --            --
                             1995      --         --         --            --
Christopher A. Risley(2).... 1997  110,567     50,000        --       $114,415
 President and Chief Execu-
  tive Officer               1996  155,000     55,936        --            --
                             1995  170,000     55,000        --            --
John M. Bogdan.............. 1997  133,750     41,796     43,419           --
 Chief Financial Officer,
  Chief Accounting Officer,  1996  125,000     34,366     20,000           --
 Vice President, Finance,
  Treasurer and Secretary    1995  120,000     35,000        --            --
T. Chad Roll(3)............. 1997  151,474     45,458     93,000           --
 Vice President, Inside
  Sales                      1996  124,799     37,770     23,500           --
                             1995   66,850      6,905      5,000           --
Ivan J. O'Sullivan(4)....... 1997  164,613     56,822     66,838           --
 Vice President, Worlwide
  Marketing                  1996  150,000     55,936     30,000           --
                             1995  120,000     75,000        --            --
Edward W. Green(5).......... 1997  122,500     31,229     90,000           --
 Vice President, Groupware   1996      --         --         --            --
                             1995      --         --         --            --
Roy T. Sanford(6)........... 1997  106,827     40,635     80,000           --
 Vice President, Marketing
  and Alliances              1996      --         --         --            --
                             1995      --         --         --            --
John A. Rizzi(7)............ 1997  109,469     50,000     18,333        78,673
 Vice President, Worldwide
  Sales                      1996  150,000     55,936     30,000           --
                             1995  120,000     75,000     16,666           --
James A. Batson(9).......... 1997   89,167     33,333     35,000        60,724
 Vice President, Engineering 1996  125,000     33,271     10,000           --
                             1995   82,308     40,000     75,000           --

--------
(1) Mr. DeLatte joined the Company as President on September 1, 1997 and was appointed to the office of Chief Executive Officer in November 1997. Mr. DeLatte's compensation reflects amounts accrued during 1997.

(2) Mr. Risley's employment with the Company as President and Chief Executive Officer terminated effective August 29, 1997. Amounts reported as all other compensation reflect $80,415 in severance payments received by Mr. Risley pursuant to his employment agreement with the Company and $34,000 in consulting payments received by Mr. Risley for his services in facilitating the transaction with Elron Software, Inc.
(3) Mr. Roll began his employment with the Company in June 1995 and left the Company's employ on February 11, 1998 upon consummation of the sale of certain of the Company's assets to Elron Software, Inc. The options awarded to Mr. Roll in 1997 include 13,000 options that were repriced in July 1997.
(4) Mr. O'Sullivan left the Company's employ on February 11, 1998 upon consummation of the sale of certain of the Company's assets to Elron Software, Inc. The options awarded to Mr. O'Sullivan in 1997 include 10,000 options that were repriced in July 1997.
(5) Mr. Green joined the Company as Vice President, Engineering, in February 1997 and was made Vice President, Groupware, in October 1997.
(6) Mr. Sanford joined the Company as Vice President, Marketing and Alliances, in April 1997.
(7) Mr. Rizzi's employment with the Company as Vice President, Sales, terminated effective August 29, 1997. All options awarded to Mr. Rizzi were options that were repriced in July 1997. Amounts reported as all other compensation reflect amounts received by Mr. Rizzi during 1997 as severance payments pursuant to his employment agreement with the Company.
(8) Mr. Batson's employment with the Company as Vice President, Engineering, began in May 1995, continued as Vice President, Product Strategy, as of February 1997, and terminated effective August 29, 1997. All options awarded to Mr. Batson were options that were repriced in July 1997. Amounts reported as all other compensation reflect amounts received by Mr. Batson during 1997 as severance payments pursuant to his employment agreement with the Company.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1997

  The following table shows information with respect to stock options granted to each Named Executive Officer during fiscal year 1997.

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                          ANNUAL RATES OF STOCK
                                                                         PRICE APPRECIATION FOR
                                       INDIVIDUAL GRANTS                       OPTION TERM
                         ----------------------------------------------- -----------------------
                                      % OF TOTAL
                         NUMBER OF     OPTIONS
                         SECURITIES   GRANTED TO
                         UNDERLYING   EMPLOYEES    EXERCISE
                          OPTIONS     IN FISCAL     PRICE     EXPIRATION
NAME                     GRANTED(1)      YEAR    ($/SHARE)(2)    DATE      5% ($)     10% ($)
----                     ----------   ---------- ------------ ---------- ---------- ------------
Herman DeLatte..........  250,000(3)    11.76%     $2.0625     11/20/07  $  839,899 $  1,337,398
                          125,000(3)     5.88       2.0625     11/20/07     419,949      668,699
Christopher A. Risley...      --          --           --           --          --           --
John M. Bogdan..........   20,000(3)      .94        2.875     07/30/07      93,661      149,140
                           20,000(4)      .94        2.875     07/30/07      93,661      149,140
                            3,419(5)      .16          .01     04/28/07          56           89
T. Chad Roll............   40,000(3)     1.88        2.875     07/30/07     187,323      298,280
                           40,000(4)     1.88        2.875     07/30/07     187,323      298,280
                           10,000(6)      .47        2.875     07/24/06      46,831       74,570
                            1,000(6)      .04        2.875      8/14/05       4,683        7,457
                            1,500(6)      .07        2.875      4/20/05       7,025       11,186
                              500(6)      .02        2.875      4/11/06       2,342        3,729
Ivan J. O'Sullivan......   30,000(3)     1.41        2.875     07/30/07     140,492      223,710
                           20,000(4)      .94        2.875     07/30/07      93,661      149,140
                            6,838(5)      .32          .01     04/28/07      28,020       44,167
                            9,406(6)      .44        2.875     02/01/06      44,049       70,141
                              594(6)      .02        2.875     02/01/06       2,782        4,429
Edward W. Green.........   15,000(3)      .70        2.875     07/30/07      70,246      111,855
                            5,000(4)      .20        2.875     07/30/07      23,415       37,285
                           70,000(3)     3.29       2.5156     02/17/07     286,835      456,737
Roy T. Sanford..........   30,000(3)     1.41        2.875      7/30/07     140,492      223,710
                           20,000(3)      .94       2.0625     11/20/07      67,192      106,992
                           30,000(3)     1.41       2.5156      4/15/07     122,929      195,745
John A. Rizzi...........    8,333(6)      .39        2.875     01/24/05      39,024       62,139
                           10,000(6)      .47        2.875     02/01/06      46,831       74,570
James A. Batson.........   11,111(6)      .52        2.875     07/30/07      52,034       82,855
                           23,889(6)     1.11        2.875     04/24/05     111,873      178,141

--------
(1) The options were granted under the Company's 1992 Employee and Consultant Stock Option Plan. Options are generally subject to the employee's continued employment. The exercise of options will be accelerated in the event of certain occurrences including the sale of the Company, the sale of all or substantially all of the Company's assets or a change in control of the Company. An individual's eligibility to exercise vested options generally terminates 90 days after the termination of such individual's employment relationship with the Company.
(2) The exercise price per share of each option was determined by the Board of Directors to be equal to the fair market value per share of Common Stock at the date of grant.
(3) The options become exercisable over a four-year period, 25% on the first anniversary of the date of grant and 5% at the end of each of the following three month periods.
(4) The options became fully vested on February 11, 1998 with the consummation of the transaction with Elron Software, Inc. Seventy per cent of these options are currently exercisable and the remaining 30% vest in equal installments on April 30, July 30 and October 30, 1998.
(5) The options become fully exercisable on the first anniversary of the date of grant.
(6) These options were granted by the Company prior to calendar year 1997 and repriced by the Company on July 30, 1997.

EMPLOYMENT AGREEMENTS

  The Company entered into Employment Agreements in May 1995 with, inter alia, each of Messrs. Bogdan and O'Sullivan. These Employment Agreements are each for a three year term, fix base compensation for the employee and provide for salary increases and bonuses as the Company's Board of Directors may determine from time to time. Each of the Employment Agreements provides that upon termination without cause or upon expiration and non-renewal of the agreement, the employees shall receive severance pay in an amount equal to his aggregate compensation (including bonuses earned for the prior four quarters) for the preceding 12 months, together with a continuation of benefits for such 12 month period. The Employment Agreements also provide for health, life insurance and similar benefits. The Employment Agreements require that for a period of 12 months after any employment termination, the employee will not directly or indirectly carry on, be engaged in or have any financial interest in, any business involved in LAN-based groupware applications or workgroup utilities. The Company and Mr. O'Sullivan mutually agreed to terminate Mr. O'Sullivan's Employment Agreement as of February 11, 1998 when Mr. O'Sullivan left his employment with the Company and joined Elron Software, Inc. ("Elron") pursuant to the terms of that certain Asset Purchase Agreement by and among the Company and Elron dated October 29, 1997.

  Mr. DeLatte joined the Company as President in September 1997 pursuant to the terms of an Offer Letter dated July 31, 1997 (the "DeLatte Offer") and Mr. Green joined the Company as Vice President, Engineering, in February 1997 pursuant to the terms of an Offer Letter dated January 30, 1997 (the "Green Offer"). While no formal employment agreement exists between the Company and either Mr. DeLatte or Mr. Green, both the DeLatte Offer and the Green Offer provide for salary increases and bonuses as the Company's Board of Directors may determine from time to time. The DeLatte Offer also provides that upon termination without cause, Mr. DeLatte shall continue to receive his then-current salary and benefits for a twelve month period. The Green Offer provides that if Mr. Green's employment is terminated in connection with a transaction resulting in a change of control of the Company, he shall be entitled to a severance payment equal to six months' salary and if his employment is terminated without cause, Mr. Green shall be entitled to a severance payment equal to three months' salary.

  The employment relationships between the Company and each of Messrs. Risley, Rizzi and Batson terminated in August 1997. Pursuant to the terms of their employment agreements with the Company, each of these individuals is entitled to receive severance payments of $241,244, $236,020 and $182,173, respectively. These payments are being made by the Company over a twelve month period that commenced in September 1997. Each individual is also entitled to continue receiving benefits, including insurance coverage, similar to those received at the time the employment relationship ceased for the twelve month period.

  The following table shows information with respect to stock options held as of December 31, 1997 by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL-YEAR END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                         OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                    DECEMBER 31, 1997 (#)   DECEMBER 31, 1997 ($) (1)
                                                  ------------------------- -------------------------
                                          VALUE
                         SHARES ACQUIRED REALIZED
NAME                     ON EXERCISE (#)  ($)(2)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------- ----------- ------------- ----------- -------------
Herman DeLatte..........                                         375,000
Christopher A. Risley...
John M. Bogdan..........        --           --     34,167        91,753         --        $4,453
T. Chad Roll............                             3,750        91,750
Ivan J. O'Sullivan......     11,667       28,176    17,921        76,191       3,085        8,923
Edward W. Green.........        --           --        --         90,000         --           --
Roy T. Sanford..........                                          80,000
John A. Rizzi...........
James A. Batson.........

--------
(1) Calculated based on the fair market value per share of the underlying securities at December 31, 1997 ($1.3125) minus the per share exercise price.
(2) Calculated based on the fair market value of the underlying securities on the exercise date minus the exercise price of such options.

  On July 30, 1997 the Company adjusted the exercise price of its stock options previously awarded to its employees, including certain of its executive officers. This adjustment was accomplished by allowing employees holding out-of-the-money options to surrender the old options and receive new options with a lower exercise price. The employees had to elect to make this adjustment. Not all employees made this election; a total of 65,295 options were affected and the new exercise price is $2.875 for all such options. There were no option repricings in any prior fiscal year by the Company. The Compensation Committee of the Company's Board of Directors determined that such an election to adjust the option price was desirable as a result of the decline in the price per share of the Company's Common Stock, as it is traded on the Nasdaq National Market. The repricing of such options is intended to help the Company retain and motivate its current employees. The following table sets forth all such repricings of options held by any executive officers.

                        TEN-YEAR OPTION/SAR REPRICINGS

                                       MARKET
                          NUMBER OF     PRICE    EXERCISE            LENGTH OF
                         SECURITIES  OF STOCK AT PRICE AT             ORIGINAL
                         UNDERLYING    TIME OF    TIME OF           OPTION TERM
                          OPTIONS/    REPRICING  REPRICING   NEW    REMAINING AT
                            SARS         OR         OR     EXERCISE   DATE OF
                         REPRICED OR  AMENDMENT  AMENDMENT  PRICE   REPRICING OR
NAME                        DATE     AMENDED (#)     $        $          $       AMENDMENT
----                     ----------- ----------- --------- -------- ------------ ---------
Herman DeLatte..........       --         --         --         --        --          --
Christopher A. Risley...       --         --         --         --        --          --
John M. Bogdan..........       --         --         --         --        --          --
T. Chad Roll............  07/30/97     10,000     $2.875   $   8.25    $2.875     4 Years
                          07/30/97      1,000     $2.875   $ 16.125    $2.875     3 Years
                          07/30/97      1,500     $2.875   $   9.00    $2.875     3 Years
                          07/30/97        500     $2.875   $10.8125    $2.875     4 Years
Ivan J. O'Sullivan......  07/30/97      9,406     $2.875   $ 15.125    $2.875     4 Years
                          07/30/97        594     $2.875   $ 15.125    $2.875     4 Years
Edward W. Green.........       --         --         --         --        --          --
Roy T. Sanford..........       --         --         --         --        --          --
John A. Rizzi(1)........  07/30/97      8,333     $2.875   $   6.00    $2.875     3 Years
                          07/30/97      8,927     $2.875   $ 15.125    $2.875     4 Years
                          07/30/97      1,073     $2.875   $ 15.125    $2.875     4 Years
James A. Batson(1)......  07/30/97      2,889     $2.875   $   9.00    $2.875     3 Years
                          07/30/97      6,389     $2.875   $   9.00    $2.875     3 Years
                          07/30/97     11,111     $2.875   $   9.00    $2.875     3 Years
                          07/30/97      5,555     $2.875   $   9.00    $2.875     3 Years
                          07/30/97      9,056     $2.875   $   9.00    $2.875     3 Years

--------
(1) Each of Messrs. Rizzi's and Batson's employment with the Company terminated August 29, 1997.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is determined by the Compensation Committee of the Board of Directors (the "Compensation Committee"), which is comprised of non-employee directors. The Compensation Committee approves compensation policies for the executive officers of the Company and oversees the general compensation policies of the Company. The Compensation Committee has furnished the following report:

COMPENSATION PHILOSOPHY AND GOALS

  During 1997, the Compensation Committee's use of the different components of executive compensation evolved to reflect the changing business circumstances of the Company. At the start of 1997, the Compensation Committee focused on the retention of key managers and endeavored to create a competitive cash compensation program for all executive officers of the Company. As the year progressed and the Company engaged in a restructuring and determined to divest certain of its assets to Elron Software, Inc., the Compensation Committee determined that the executive compensation program would need to be modified to reward the executive officers for successfully managing the existing business while simultaneously encouraging the sale of certain assets. To achieve this goal, the Compensation Committee relied on the use of equity incentives to executive officers.

  Despite the evolving needs of the Company, the goals of the Company's executive compensation program remain constant: to attract, retain and motivate the most talented individuals available in the Company's marketplace. The elements of compensation encompassed in the program include base salary, annual cash incentive compensation and awards of stock options under the Company's incentive compensation plans. The competitiveness of the Company's executive compensation approach is reviewed annually and validated with external salary surveys conducted by outside consultants.

  The Company utilizes four guiding principles for its executive compensation approach, which are set forth below. These principles are established to design, fund and administer the program and form the framework for decision making.

    Stockholder Interests--The financial interests of the stockholders are the major consideration in the design, funding and administration of all executive compensation programs.

    Executive Compensation--The value of all tangible compensation components to the executive compensation program are considered in the aggregate. Consideration of individual components is only performed in the context of the total executive compensation program.

    Group and Individual Achievement--The Company's performance-based executive compensation program reflects a balancing of group and individual achievement.

    Sustained Performance--An emphasis is placed on the long-term executive compensation incentives while maintaining an annual cash compensation program capable of producing focus on near-term results and milestones.

COMPONENTS OF COMPENSATION

  Target Annual Cash Compensation. Each executive position in the Company is compared to similar positions in comparable companies for which data are available. From this comparison, annual target cash compensation is set to reflect compensation standards in the industry. The Compensation Committee gathers data from independent consultants and, after conferring with the President of the Company on the salaries for senior management (excluding his own salary), sets annual salary levels in the first quarter of each year. The target annual cash compensation is broken into two separate components: a base salary and an incentive bonus. During 1997, the Compensation Committee reviewed the target annual cash compensation levels of all executive officers who were employed at the Company and, based on the performance of the Company and these executives, approved increases of 7% to 10% for such executive officers (excluding two, who enjoyed increases of 23% and 48% to reflect their increased executive responsibilities).

  In reviewing the comparable levels of compensation for chief executive officers, the Compensation Committee determined that Mr. Risley's compensation as the Company's Chief Executive Officer was, once again, at the low end of the range of salaries offered to chief executive officers of comparable companies, as identified by independent consultants. In discussions with Mr. Risley, he once again stressed his view that because of his role as founder of the Company and his position as a major shareholder, he preferred that his financial gain from the Company come over the long term in the form of stock appreciation rather than in the short term in the form of cash compensation.

  During 1997, Mr. Risley's employment as the Company's President and Chief Executive Officer ceased and the Company recruited and retained the services of Herman DeLatte to serve as Mr. Risley's successor. In negotiating the salary, bonus and equity components of Mr. DeLatte's compensation package, the Compensation Committee relied on its own business judgment as well as the compensation surveys and advice of the independent consultants. As a result, Mr. DeLatte's cash compensation is within the range of salaries offered to chief executive officers of comparable companies and his equity compensation is structured to reward Mr. DeLatte upon the Company's financial success.

  Base Salary. In general, the Compensation Committee sets the base salary component of total target annual cash compensation at approximately 75% of the total cash compensation for executive officers. The intention of the Compensation Committee is to leave a significant portion of target annual cash compensation subject to the performance of the Company.

  Incentive Bonus. The Compensation Committee awards incentive bonuses as part of total annual cash compensation based on two objectives: the achievement by the Company of certain financial targets for annual revenue and operating income and the achievement by individual executives of certain strategic objectives. The Company's financial objectives relate entirely to an annual business plan that is submitted in December by the executive team and the individual executive's strategic objectives relate to goals established by the executive and members of the Board of Directors for personal success within the Company. The bonus system is intended to stimulate successful execution of the annual business plan. The bonus plan allows for quarterly (partial) payments of executive bonuses, with the balance of executive bonuses payable only after completion of the audit following each fiscal year. No incentive bonuses are paid unless achievement is at least 90% of the annual business plan at various milestones throughout each fiscal year. Additionally, during 1997, the Compensation Committee, upon the recommendation of the independent consultants utilized by the Company to review executive compensation, awarded retention bonuses to two executives in the aggregate amount of $25,000.

  Equity Incentives. The Compensation Committee believes that the executive compensation program of the Company must motivate the executive officers of the Company to create core economic value which results in long-term appreciation in the price of the Common Stock, thus aligning the interests of employees with the interests of the Company's stockholders and providing a strong incentive for key executive to remain in the employ of the Company. Additionally, the appropriate use of equity incentives is a valuable tool in recruiting new executives for the Company. The Compensation Committee believes that, in the case of a growth-oriented business such as the Company, a substantial portion of the compensation of executive officers should be contingent on appreciation in value of the stockholders' investments. Based on the foregoing principles, the Compensation Committee awarded options for 375,000 shares to Herman DeLatte, 56,838 shares to Ivan O'Sullivan, 43,419 shares to John M. Bogdan, 80,000 shares to T. Chad Roll, options for 90,000 shares to Edward W. Green and options for 80,000 shares to Roy T. Sanford. Additionally, the evolution in the Company's business focus, both as a result of a restructuring in July 1997 and the subsequent sale of certain of the Company's assets to Elron Software, Inc., the Compensation Committee determined that a repricing of options held by employees, including those held by executive officers of the Company, was appropriate and the acceleration of the vesting of options held by employees, including those held by executive officers of the Company, was appropriate. Additionally, the option agreements held by employees of the Company, including those held by executive officers, was amended by the Compensation Committee on January 13, 1998 to allow for acceleration of the vesting of options upon the occurrence of an Organic Event (as defined in the Stock Option Plan) after an individual has been employed by the Company for three months, rather than twelve months.

  The Committee believes that for calendar 1997 the remaining key executives of the Company had adequate stock and option packages to provide them with an appropriate incentive to maximize short-term and long-term shareholder value. The Committee intends to review the status of equity incentives for senior executives in 1998 and thereafter to insure that key executives of the Company are appropriately motivated and rewarded.

CERTAIN TAX CONSIDERATIONS

  Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to publicly held companies for compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Compensation based on performance is not subject to this deduction limit, if certain requirements are met. Based on the compensation awarded to Mr. DeLatte, Mr. Risley and the other executive officers of the Company, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term. The Compensation Committee plans to structure the incentive compensation part, which currently consists of the annual cash incentive compensation and the stock option plan, of its compensation program to comply with Section 162(m).

                                          The Compensation Committee

                                          Michael J. Zak
                                          Brian T. Horey
                                          R. Stephen Cheheyl

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors currently consists of Messrs. Zak, Horey and Cheheyl. With Mr. Cheheyl's decision not to be reelected to the Board of Directors, there will be a vacancy on the Compensation Committee, which can be filled by the vote of a majority of the members of the Board of Directors. Mr. Zak is a general partner of the general partner of Charles River Partnership VI, an investor that holds more than five percent (5%) of the Company's Common Stock. Each of the current non-employee directors is entitled to receive compensation in the form of cash and options to purchase Common Stock for their services as directors. Mr. Zak and Mr. Horey, on July 31, 1995, and Mr. Cheheyl, on August 4, 1995, have received options to purchase 10,000 shares of Common Stock under the Directors Plan, which will be exercisable in 12 equal quarterly installments on the date of grant and the last day of each of the 11 fiscal quarters commencing with the first full fiscal quarter after the date of grant at a per share price equal to the initial public offering price. Additionally, each of Messrs. Zak, Horey and Cheheyl elected during 1997, in lieu of cash for attendance at certain telephonic board and committee meetings during 1997, to receive options to purchase 1,950 shares of Common Stock under the 1992 Employee and Consultants Stock Option Plan (the "Plan") at a price per share equal to $1 less than the fair market value of the Company's Common Stock on the date of grant. These options are fully exercisable. Each of Messrs. Zak, Horey and Cheheyl made a similar election during 1996 to receive options to purchase 2,600 shares of Common Stock under the Plan in lieu of cash for attendance at telephonic board and committee meetings during 1996. The exercise price per share of the options is $1 less than the fair market value of the Company's Common Stock on the date of grant and the options are fully exercisable. No director or executive officer of the Company and no member of its Compensation Committee is, or was during the year ended December 31, 1997, a director or compensation committee member of any other business entity that had a director that sits on the Company's Board of Directors or Compensation Committee.

                       COMPARISON OF STOCKHOLDER RETURN

  The line graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Total U.S. Index and the Nasdaq Computer and Data Processing Index, resulting from an initial assumed investment of $100 in each, and assuming the reinvestment of any dividends, for the period beginning on the date of the Company's initial public offering on August 1, 1995 and ending on December 31, 1997. Stock price performance shown in the Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance. The Common Stock was sold at its initial offering at a price of $15.00 per share, and the closing sales price of the Common Stock on the Nasdaq National Market on December 31, 1997, was $1.3125.


                          [LINE GRAPH APPEARS HERE]


1 = August 1, 1995
2 = December 31, 1995
3 = December 31, 1996
4 = December 31, 1997

        AMENDMENT TO THE 1992 EMPLOYEE AND CONSULTANT STOCK OPTION PLAN
                                 (PROPOSAL II)

PROPOSED AMENDMENT TO THE COMPANY'S 1992 EMPLOYEE AND CONSULTANT STOCK OPTION
PLAN

  On March 5, 1998, the Compensation Committee of the Board of Directors of the Company, pursuant to authority granted to them by the Board, approved an amendment to the 1992 Employee and Consultant Stock Option Plan (the "Stock Option Plan") to provide for an increase in the number of shares available for issuance pursuant to the Stock Option Plan from 3,300,000 shares to 3,800,000 shares. This number of authorized shares represents the total number of options to purchase shares available under the Stock Option Plan regardless of the number of options previously granted, whether exercised or not by such optionees. As of March 6, 1998, the Company had only 357,564 shares remaining available for the grant of additional options. This amendment to the Stock Option Plan remains subject to approval by the stockholders of the Company at this Annual Meeting. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present at the Annual Meeting, in person or by proxy, is necessary to approve the amendment to the Stock Option Plan.

DESCRIPTION OF THE 1992 EMPLOYEE AND CONSULTANT STOCK OPTION PLAN

  The Stock Option Plan was originally adopted by the Company's Board of Directors (the "Board") and the stockholders of the Company on July 29, 1992. The Stock Option Plan has been amended by the Board and the stockholders of the Company effective May 6, 1994, May 18, 1995, April 30, 1996 and April 30, 1997. The Stock Option Plan, as amended, provides for the grant of options which will qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code") and nonstatutory stock options, which will not so qualify. The purpose of the Stock Option Plan is to secure for the Company and its stockholders the benefits arising from capital stock ownership by employees, officers and directors of, and certain consultants or advisors to, the Company who are expected to contribute to the future growth and success of the Company.

ADMINISTRATION OF THE STOCK OPTION PLAN

  The Stock Option Plan is administered by the Board, whose construction and interpretation of the terms and provisions of the Stock Option Plan, and the option agreements issued pursuant to the Stock Option Plan, is final and conclusive. The Board has the authority to adopt, amend and repeal rules and regulations relating to the Stock Option Plan and to determine the terms and conditions of the respective option agreements and to make all other determinations as it shall deem necessary or desirable for the administration of the Stock Option Plan. No member of the Board may be liable for any action or determination relating to the Stock Option Plan made in good faith. The Board has, to the full extent permitted by or consistent with applicable laws and regulations (including, without limitation, applicable state law and Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or any successor rule ("Rule 16b-3")), delegated any or all of its powers under the Stock Option Plan to the Compensation Committee. In such event, all references to the Board in the Sections of this Proxy Statement dealing with the Stock Option Plan shall mean such Compensation Committee or the Board.

  The Board may, in its sole discretion, grant options to purchase shares of the Company's Common Stock and issue shares upon exercise of such options as provided in the Stock Option Plan. With respect to the grantof options under the Stock Option Plan to officers or directors of the Company (as defined for purposes of Rule 16b-3), the selection of the recipient, the timing of the option grant, the exercise price of the option and the number of shares subject to the option must be determined by either (1) the Board, of which all the members shall be disinterested persons or (ii) a committee of two or more directors having full authority to act, all of the members of which shall be disinterested persons. For purposes of the Stock Option Plan, a director shall be deemed to be a "disinterested person" within the meaning of Rule 16b-3, as such term is interpreted from time to time.

SHARES SUBJECT TO THE STOCK OPTION PLAN

  The total number of shares that have been authorized for issuance under the Stock Option Plan is 3,300,000. As of March 6, 1998, 357,564 shares were available for issuance under the Stock Option Plan pursuant to options currently outstanding or options available for grant. If an option granted under the Stock Option Plan expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Stock Option Plan.

  The Stock Option Plan contains provisions for the disposition of options in the event of a consolidation, merger or sale of substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or property of any other corporation or business entity or in the event of a liquidation of the Company.

  The Board may grant options under the Stock Option Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as a result of a merger or consolidation of the employing corporation with the Company, or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The substitute options may be granted on such terms as the Board considers appropriate in the circumstances.

  If the outstanding shares of Common Stock of the Company are changed by reason of any merger, consolidations, sale of substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock-split, reverse stock-split, or other similar capital change in the Company's capital stock, the Board may appropriately adjust (i) the maximum number and kind of shares reserved for issuance under the Stock Option Plan, (ii) the number and kind of shares or other securities subject to then outstanding options under the Stock Option Plan, and (iii) the price for each share subject to any then outstanding options under the Stock Option Plan, without changing the aggregate purchase price as to which such options remain exercisable, provided that no such adjustment shall be made if such adjustment would cause the Stock Option Plan to fail to comply with Section 422A of the Code or with Rule 16b-3.

GENERAL TERMS AND CONDITIONS OF THE STOCK OPTION PLAN

  Types of Options. The Stock Option Plan provides for the granting of options which will qualify as incentive stock options under Section 422 of the Code and nonstatutory stock options, which will not so qualify.

  Option Agreements. Each recipient of an option must execute an option agreement which indicates whether the option is an incentive stock option or a nonstatutory option and which contains the specific terms applicable to such option, including the exercise price, duration, time and method of exercise and such other terms and conditions of the grant as may be determined by the Board in accordance with the Stock Option Plan. The terms applicable to a specific grant may vary among participants in the Stock Option Plan.

  Option Exercise Price. The option exercise prices for all options granted under the Stock Option Plan are determined by the Board. In the case of an incentive stock option, this price may not be less than 100% (or 110% in the case of an option granted to a person holding more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the Common Stock on the date of grant.

  Nontransferability of Options. Options granted under the Stock Option Plan shall not be assignable or transferable by the person to whom it is granted, either voluntarily or by operation of law, except (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order (as defined in the Code) or (iii) pursuant to Title I of the Employee Retirement Income Security Act, or the rules thereunder. During the life of the optionholder, the option shall be exercisable only by the optionholder.

  Duration of Options. Each option shall expire on such date as the Board shall be set forth in the applicable option agreement. In the case of an incentive stock option, this expiration date may not be more than ten years from the date on which the option is granted (or five years in the case of options granted to persons holding more than 10% of the voting power of stock of the Company).

  Exercise of Options. The period or periods during which any option granted under the Stock Option Plan may be exercised shall be determined by the Board. Options generally become exercisable over a four-year period beginning on the first anniversary of either the date of grant or the date of hire of an employee and continuing thereafter in equal quarterly installments. An option shall be considered outstanding until it has been either fully exercised or cancelled or has expired by reason of the lapse of time.

  Terms of Payment. The purchase price of any shares of Common Stock purchased upon exercise of an option shall be paid in full, at the time of purchase, by delivery of cash or a check payable to the Company, or by such other methods as may be provided in the optionholder's option agreement.

  Termination of Employment. The Board shall determine the period of time during which an optionholder may exercise an option following such optionholder's termination of employment, death or disability. Such periods shall be set forth in each optionholder's option agreement. No incentive stock option may be exercised unless, at the time of such exercise, the optionholder is, and has been continuously since the date of grant of his or her option, employed by the Company, except that:

    (a) an incentive stock option may be exercised within the period of three months after the date the optionholder ceases to be an employee of the Company (unless his or her option agreement specifies a shorter period or a longer period, in which case an exercise after such three-month period shall be treated as the exercise of a non-qualified option);

    (b) if the optionholder dies while employed by the Company, or within three months after the optionholder ceases to be an employee of the Company, the incentive stock option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (unless a shorter period is specified in the applicable option agreement); and

    (c) if the optionholder becomes disabled (as defined in Section 22(e)(3) of the Code or any successor provision thereto) while employed by the Company, the incentive stock option may be exercised within the period of one year after the date the optionholder ceases to be employed because of such disability (unless a shorter period is specified in the applicable option agreement).

  Notwithstanding the above, no option is exercisable after the expiration period as determined by the Board at the time of the option grant.

  Limitations on the Incentive Stock Options. In addition to the provisions concerning incentive stock options which are described above, if an incentive stock option granted to any employee under the Stock Option Plan becomes exercisable for the first time by any employee during any one calendar year such that the aggregate fair market value of the Common Stock with respect to which incentive stock options are exercisable exceeds $100,000, the options to acquire stock in excess of the $100,000 shall be treated as nonstatutory stock options.

  Additional Restrictions. The Board may include additional provisions in any option agreement under the Stock Option Plan, including restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make or arrange for loans or to transfer other property to optionholders upon the exercise of options, or such other provisions as determined by the Board in accordance with the Stock Option Plan; provided that such additional provisions shall not be inconsistent with any other term or condition of the Stock Option Plan and shall not cause any incentive stock options granted under the Stock Option Plan to fail to qualify as incentive stock options within the meaning of Section 422 of the Code.

  Acceleration, Extension. The Board has the authority to accelerate the date on which an option granted under the Stock Option Plan may be exercised or to extend the dates during which an option granted under the Stock Option Plan may be exercised.

  Cancellation and New Grant of Options. The Board has the authority to effect, at any time and from time to time, with the consent of the affected optionholders, (i) the cancellation of any or all outstanding options under the Stock Option Plan and (ii) the grant in substitution therefor of new options under the Stock Option Plan covering the same or different numbers of shares of Common Stock and having an option exercise price per share which may be lower or higher than the exercise price per share of the cancelled options.

  Eligibility. Options under the Stock Option Plan may be granted to persons who are, at the time of the grant, employees of or consultants to (including any officers and directors who are employees of or consultants to), the Company or any of its subsidiaries, provided, that incentive stock options may only be granted to persons who are eligible to receive such options under
Section 422A of the Code. A person who has been granted an option may, if he is otherwise eligible, be granted an additional option or options if the Board shall so determine. The Stock Option Plan provides additional limitations on the options that may be granted to a person who hold, directly or indirectly, more than 10% of the combined voting power of all classes of stock of the Company.

  Subject to adjustments as set forth in the Stock Option Plan, no employee shall receive options to purchase more than 500,000 shares of common stock during the ten-year term of the Stock Option Plan. For purposes of calculating this maximum number, (i) an option shall continue to be treated as outstanding despite its repricing, cancellation or expiration and (ii) the repricing of an outstanding option or issuance of a new option in substitution for a cancelled option shall be deemed to constitute the grant of a new additional option separate from the original grant of the option that is repriced.

GENERAL RESTRICTIONS

  Participants in the Stock Option Plan generally have no rights as stockholders in shares of Common Stock until certificates for those shares have been issued. No certificates for Common Stock will be issued under the Stock Option Plan unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act, any applicable listing requirements of any national securities exchange upon which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been fully complied with. Participants may be required to represent and agree in writing, for themselves and for their transferees, that the stock acquired by him or them under the Stock Option Plan is being acquired for investment purposes.

  Nothing contained in the Stock Option Plan confers upon any participant any rights with respect to his or her employment by the Company.

  The Stock Option Plan does not provide that any person has or may create a lien on any funds, securities or other property held under the Stock Option Plan.

EFFECTIVE DATE; AMENDMENT; TERMINATION

  The Stock Option Plan was adopted by the Board and the stockholders of the Company on July 29, 1992. The Stock Option Plan was amended by the Board and the stockholders of the Company effective May 6, 1994 and was again amended by the Board and the stockholders effective on May 18, 1995, April 30, 1996 and April 30, 1997.

  The Stock Option Plan shall terminate upon the earlier of (i) the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Stock Option Plan shall have been issued pursuant to the exercise or cancellation of options granted under the Stock Option Plan. If the date of termination is determined under (i) above, then options outstanding on such date shall continue to have force and effect in accordance with and subject to the terms and conditions of the Stock Option Plan and the appropriate option agreements.

  The Board has the power to amend the Stock Option Plan. No amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including Section 422 of the Code and Rule 16b-3 of the Exchange Act or any successor provisions thereto.

  The termination or any modification or amendment of the Stock Option Plan shall not, without the consent of an optionholder affect his or her rights under an option previously granted to him or her. With the consent of the optionholder affected, the Board may amend outstanding option agreements in a manner not inconsistent with the Stock Option Plan. The Board has the right to amend or modify (i) the terms and provisions of the Stock Option Plan and of any outstanding incentive stock option granted under the Stock Option Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code and (ii) the terms and provisions of the Stock Option Plan and of any outstanding option to the extent necessary to ensure the qualification of the Stock Option Plan under Rule 16b-3.

FEDERAL INCOME TAX TREATMENT OF STOCK OPTIONS

  The following is a summary of the federal income tax treatment of incentive stock options and non-qualified stock options. This summary is general and does not apply to gifts or any dispositions other than sales. Also, under certain circumstances, an optionholder may be entitled to a credit for alternative minimum tax previously paid. Additionally, in some individual cases, it will be important to consider the state and foreign tax consequences of participation in the Stock Option Plan and the effect, if any, of gift, estate and inheritance taxes.

  Incentive Stock Options. No taxable income will be recognized by the optionholder upon the grant or exercise of an incentive stock option granted under the Stock Option Plan (provided the difference between the option exercise price and the fair market value of the stock on the date of exercise must be included in the optionee's "alternative minimum taxable income" as described below), and no corresponding expense deduction will be available to the Company. Generally, if an optionholder holds shares acquired upon the exercise of an incentive stock option until the later of (i) two years from the grant of the option and (ii) one year from the date of transfer of the purchased shares to him or her (the "Statutory Holding Period"), any gain recognized by the optionholder upon a sale of such shares will be treated as a capital gain. The gain recognized upon the sale is the difference between the option price and the sale price of the stock. The net federal income tax effect on the holder of incentive stock options is to defer, until the stock is sold, taxation of any increase in the stock's value from the time of grant to the time of exercise, and to cause all such increase to be treated as capital gain.

  If the optionholder sells the stock prior to the expiration of the Statutory Holding Period (a "disqualifying disposition"), he or she will realize taxable income at ordinary income tax rates in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise less the option price or (ii) the amount realized on sale less the option price, and the Company will receive a corresponding business expense deduction. Any additional gain will be treated as long-term capital gain if the shares are held for more than one year prior to the sale and as short-term capital gain if the shares are held for a shorter period. If the optionholder sells the stock for less than the option price, he or she will recognize a capital loss equal to the difference between the sale price and the option price. The loss will be a long-term capital loss if the shares are held for more than one year prior to the sale and as a short-term capital loss if the shares are held for a shorter period.

  Special rules may apply to options held by directors and officers. If the optionholder making a disqualifying disposition is a person required to file reports under Section 16(a) of the Exchange Act, and the option was exercised within six months of the date of grant, the amount of taxable income realized at ordinary income tax rates (and the amount of the Company's business expense deduction) will be equal to the lesser of (i) the fair market value of the shares on the date that is six months after the date of grant less the option price or (ii) the amount realized on sale less the option price.

  For purposes of the "alternative minimum tax" applicable to individuals, the exercise of an incentive stock option is treated in the same manner as the exercise of a nonstatutory stock option. Thus, an optionholder must, in the year of option exercise, include the difference between the exercise price and the fair market value of the stock on the date of exercise in alternative minimum taxable income. The alternative minimum tax is imposed upon an individual's alternative minimum taxable income at a rate of 24%, but only to the extent that such tax exceeds the taxpayer's regular income tax liability for the taxable year.

  Non-Statutory Stock Options. No taxable income is recognized by the optionholder upon the grant of a nonstatutory option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased shares on the date of exercised exceeds the option price (and the Company is required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended. If such a person (executive officers and directors of the Company) exercised the option within six months of the date of grant, upon exercise of such option, no income will be recognized by the optionholder until six months have expired from the date the option was granted, and the income then recognized will include any appreciation in the value of the shares during the period between the date of exercise and the date six months after the date of the grant, unless the optionholder makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") to have the difference between the exercise price and fair market value at the time of exercise recognized as ordinary income as of the time of exercise.

  The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee. Any additional gain or any loss recognized upon the subsequent disposition of the purchased shares will be a capital gain or loss, and will be a long-term gain or loss if the shares are held for more than one year.

  Withholding. The Company has the right to deduct from any payments otherwise due to an optionholder any federal, state or local taxes required by law to be withheld with respect to any shares issued upon exercise of options under the Stock Option Plan.

EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

  The Stock Option Plan is qualified under Section 401(a) of the Code and the Company believes that the Stock Option Plan is not subject to the Employee Retirement Income Security Act of 1974.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                            IN FAVOR OF PROPOSAL II

   RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS
                                (PROPOSAL III)

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has acted as the Company's auditors since 1987. Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Arthur Andersen LLP is not required by the Company's By-laws or otherwise. The Board of Directors, however, is submitting the selection of Arthur Andersen LLP to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain such firm. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                           IN FAVOR OF PROPOSAL III

       STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING OF STOCKHOLDERS

  Proposals of stockholders that are intended to be presented at the Company's Annual Meeting of Stockholders in 1999 must be received at the Company's executive offices in Cambridge, Massachusetts no later than December 31, 1998, to be included in the proxy statement and proxy card related to such meeting.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting, other than the matters set forth herein. Should any other matter requiring a vote of shareholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with the best judgment.

                                         By Order of the Board of Directors


                                         /s/ John M. Bogdan


                                         John M. Bogdan
                                         Secretary

March 30, 1998

  A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, ON TECHNOLOGY CORPORATION, ONE CAMBRIDGE CENTER, CAMBRIDGE MASSACHUSETTS 02142


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